Exhibit 99.1
Everus Reports Third Quarter 2026 Results, Raises 2026 Guidance
BISMARCK, N.D. — Nov. 3, 2026 — Everus Construction Group (NYSE: ECG) today reported financial results for third quarter 2026.
Third Quarter 2026 Summary
(All comparisons versus the prior-year period unless otherwise noted, and results denoted with * are quarterly records.)
•Revenues of $1.38 billion*, up 40.3%.
•Net income of $91.9 million*, up 61.2%; net income margin of 6.6%.
•Diluted earnings per share (EPS) of $1.79*, up 61.3%.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) of $140.2 million*, up 57.5%; EBITDA margin of 10.1%.
•Backlog of $5.48 billion*, up 69.8% from Dec. 31, 2025, and up 86.1% from Sept. 30, 2025.
•Net leverage of 0.7x.
•On Sept. 1, 2026, Everus completed the acquisition of Epsilon Industries.
See the Non-GAAP Measures sections for definitions and reconciliations of the non-GAAP financial measures used in this news release.
Management Commentary
“Everus delivered another quarter of record financial results, reflecting robust market demand, disciplined execution and our continued focus on our 4EVER strategic priorities,” said Jeffrey S. Thiede, president and CEO of Everus. “Third quarter revenues increased 40%, including 36% organic growth driven by both E&M and T&D. EBITDA increased 58%, while EBITDA margin expanded 110 basis points, reflecting our team’s ongoing commitment to the Everus operational playbook.
“Our robust backlog growth, up 86% year over year to $5.48 billion, underscores the strength of our industry position, our consistent track record of successful project execution and the deep, long-standing relationships we have with our customers. Our continued momentum reflects strong project opportunities across our diverse markets, including the data center, high tech and hospitality submarkets.
“As previously announced, we are very pleased to have completed the acquisition of Epsilon Industries, which significantly expands our off-site modular construction and prefabrication capabilities. The integration is progressing as planned, and our teams continue working to expand the use of modular construction across our operations and meet growing customer demand. We ended the quarter with net leverage of 0.7x, providing ample financial flexibility to continue executing on our key growth initiatives. Our capital allocation strategy prioritizes investments in organic growth and strategic acquisitions that expand our geographic reach, diversify our product offerings and deepen our service capabilities.
“Based on our results and continued confidence in the sustained momentum across our business, we expect a strong finish to the year and are once again raising our full-year outlook. We now expect revenues to be in the range of $5.0 billion to $5.1 billion and EBITDA in the range of $485 million to $495 million. We remain firmly committed to executing our strategy and are grateful to our employees for their continued dedication and outstanding contributions to safely Building America’s Future. We are confident in our ability to deliver long-term value for our shareholders by capitalizing on the significant opportunities ahead.”
Third Quarter 2026 Consolidated Results
Revenues increased 40.3% to $1.38 billion in the third quarter of 2026, compared to $986.8 million in the third quarter of 2025. Excluding the contribution from 2026 acquisitions, revenues increased 35.8% on an organic basis in the third quarter of 2026. Electrical and mechanical (E&M) revenues expanded $368.4 million, or 48.0%, and transmission and distribution (T&D) revenues were up $32.2 million, or 14.4%.

Gross profit increased 65.1% to $205.0 million in the third quarter of 2026, compared to $124.2 million in the third quarter of 2025. The increase was primarily from revenue growth and gross margin improvement due to increased workloads, solid project execution, project timing and a dispute resolution on prior billings that drove a $7.6 million net benefit. Gross margin was 14.8% in the third quarter of 2026, up compared to 12.6% in the third quarter of 2025.
Selling, general and administrative (SG&A) expenses increased 55.8% to $80.7 million in the third quarter of 2026, compared to $51.8 million in the third quarter of 2025. The increase was driven by higher incentive compensation of $13.4 million, primarily resulting from increase business performance; $6.7 million of acquisition-related costs; and higher amortization expenses of $5.7 million from acquisitions.
Net income increased 61.2% to $91.9 million, or diluted EPS of $1.79, in the third quarter of 2026, compared to $57.0 million, or diluted EPS of $1.11, in the third quarter of 2025. The increase was primarily from higher gross profit, partially offset by higher SG&A expenses, higher income taxes on greater pretax income, and lower other income. Net income margin was 6.6% in the third quarter of 2026, up compared to 5.8% in the third quarter of 2025.
EBITDA increased 57.5% to $140.2 million in the third quarter of 2026, compared to $89.0 million in the third quarter of 2025. The increase was primarily from higher gross profit, partially offset by higher SG&A expenses. EBITDA margin was 10.1%, up compared to 9.0% in the third quarter of 2025.
Backlog increased to $5.48 billion as of Sept. 30, 2026, up 69.8% compared to $3.23 billion as of Dec. 31, 2025, and up 86.1% compared to $2.95 billion as of Sept. 30, 2025. Acquisitions completed during the nine months ended Sept. 30, 2026, contributed estimated backlog of $742.3 million.
Third Quarter 2026 Segment Results
Electrical and Mechanical
E&M segment revenues increased 48.0% to $1.14 billion in the third quarter of 2026, compared to $767.3 million in the third quarter of 2025. Excluding the contribution from 2026 acquisitions, E&M segment revenues increased 42.3% on an organic basis in the third quarter of 2026. The increase in revenues was primarily driven by the commercial and industrial end markets, particularly continued growth in the data center and high-tech submarkets, partially offset by lower revenues in the renewables end market.
E&M segment net income increased 73.3% to $88.2 million in the third quarter of 2026, compared to $50.9 million in the third quarter of 2025. The increase was primarily driven by segment revenue growth and gross profit from gross margin improvement, project timing and efficient project execution, partially offset by higher SG&A expenses, particularly incentive compensation and labor; amortization from the acquisitions; higher income taxes on greater pretax income; and lower other income. E&M segment net income margin was 7.8%, up compared to 6.6% in the third quarter of 2025.
E&M segment EBITDA increased 79.1% to $119.8 million in the third quarter of 2026, compared to $66.9 million in the third quarter of 2025. The increase was primarily driven by segment revenue growth and higher gross profit due to gross margin improvement, project timing and efficient project execution, partially offset by higher SG&A expenses and lower other income as previously mentioned. E&M segment EBITDA margin was 10.5%, up compared to 8.7% in the third quarter of 2025.
E&M backlog increased to $5.11 billion as of Sept. 30, 2026, up 79.7% compared to $2.84 billion as of Dec. 31, 2025, and up 98.9% compared to $2.57 billion as of Sept. 30, 2025. Acquisitions completed during the nine months ended Sept. 30, 2026, contributed estimated backlog of $743 million.
Transmission and Distribution
T&D segment revenues increased 14.4% to $255.6 million in the third quarter of 2026, compared to $223.4 million in the third quarter of 2025. The increase was primarily driven by higher revenues in the utility end market, particularly in the transmission, distribution and underground submarkets, partially offset by lower revenues in the transportation end market.
T&D segment net income increased 13.3% to $23.0 million in the third quarter of 2026, compared to $20.3 million in the third quarter of 2025. The increase was primarily driven by higher segment revenues and gross profit, partially offset by higher income taxes on greater pretax income. T&D segment net income margin was 9.0%, consistent with the third quarter of 2025.
T&D segment EBITDA increased 13.3% to $38.3 million in the third quarter of 2026, compared to $33.8 million in the third quarter of 2025. The increase was primarily driven by higher segment revenues and gross profit. T&D segment EBITDA margin was 15.0%, consistent with the third quarter of 2025.
T&D backlog decreased to $371.3 million as of Sept. 30, 2026, compared to $384.5 million as of Dec. 31, 2025, and compared to $375.8 million as of Sept. 30, 2025.

Nine Months Ended Sept. 30, 2026, Consolidated Results
Revenues increased 33.6% to $3.65 billion for the nine months ended Sept. 30, 2026, compared to $2.73 billion for the nine months ended Sept. 30, 2025. Excluding the contribution from 2026 acquisitions, revenues increased 30.7% on an organic basis for the nine months ended Sept. 30, 2026. E&M revenues rose $852.1 million, or 40.0%, and excluding the contribution from 2026 acquisitions, E&M revenues increased 36.4% on an organic basis. T&D revenues grew $66.6 million, or 10.7%.
Gross profit increased 54.1% to $518.6 million for the nine months ended Sept. 30, 2026, compared to $336.6 million for the nine months ended Sept. 30, 2025. The increase was primarily from revenue growth and gross margin improvement due to increased workloads, solid project execution, project timing, and a dispute resolution on prior billings which drove a $7.6 million net benefit. Gross margin was 14.2% for the nine months ended Sept. 30, 2026, up compared to 12.3% for the nine months ended Sept. 30, 2025.
SG&A expenses increased 45.6% to $204.9 million for the nine months ended Sept. 30, 2026, compared to $140.7 million for the nine months ended Sept. 30, 2025. The increase was driven primarily by higher incentive compensation of $28.2 million, primarily resulting from increased business performance; acquisition-related costs of $10.2 million; higher amortization expenses of $8.9 million from acquisitions; and increased labor costs, excluding incentive compensation, of $8.4 million to support continued operational growth.
Net income increased 59.8% to $234.1 million, or diluted EPS of $4.57, for the nine months ended Sept. 30, 2026, compared to $146.5 million, or diluted EPS of $2.87, for the nine months ended Sept. 30, 2025. The increase was primarily from increased gross profit, partially offset by higher SG&A expenses and higher income taxes on greater pretax income. Net income margin was 6.4% for the nine months ended Sept. 30, 2026, up compared to 5.4% for the nine months ended Sept. 30, 2025.
EBITDA increased 52.2% to $357.7 million for the nine months ended Sept. 30, 2026, compared to $235.0 million for the nine months ended Sept. 30, 2025. The increase was primarily from increased gross profit, partially offset by higher SG&A expenses. EBITDA margin was 9.8% for the nine months ended Sept. 30, 2026, up compared to 8.6% for the nine months ended Sept. 30, 2025.
Balance Sheet and Cash Flow Commentary
Balance Sheet
As of Sept. 30, 2026, the company had $244.8 million of unrestricted cash and cash equivalents and $571.5 million of gross debt, compared to $152.7 million and $285.0 million, respectively, as of Dec. 31, 2025.
During the third quarter of 2026, the company entered into an amended credit agreement that increased the revolving credit facility by $125.0 million. In connection with the amended credit agreement, the company drew $100.0 million under the credit facility, which was still outstanding as of Sept. 30, 2026. As a result, the company had $247.8 million available under the revolving credit facility, net of $2.2 million of outstanding standby letters of credit. As of Dec. 31, 2025, the company had $222.8 million available under the revolving credit facility, net of $2.2 million of outstanding standby letters of credit.
Net leverage, defined as net debt-to-trailing 12-month EBITDA, was 0.7x as of Sept. 30, 2026, compared to 0.4x as of Dec. 31, 2025.
Working capital, defined as current assets minus current liabilities, was $612.3 million as of Sept. 30, 2026, compared to $560.2 million as of Dec. 31, 2025. The working capital changes were driven by the 2026 acquisitions, project timing, workload activity and billing fluctuations, primarily from increased receivables and cash, partially offset by increased net contract liabilities, accounts payables and accrued compensation.
Cash Flow
Operating cash flows were $267.3 million for the nine months ended Sept. 30, 2026, compared to $108.6 million for the nine months ended Sept. 30, 2025. The increase was primarily from favorable changes in operating assets and liabilities to support company growth, including revenue growth, and increased operating results with higher non-cash items, including amortization expenses from the acquisitions.
Capital expenditures were $53.4 million for the nine months ended Sept. 30, 2026, compared to $42.1 million for the nine months ended Sept. 30, 2025. The increase was primarily from increased vehicle and equipment investments to support the company's growth, partially offset by a prefabrication-related investment made during the first quarter of 2025.
Everus had free cash flow of $221.2 million for the nine months ended Sept. 30, 2026, compared to $74.8 million for the nine months ended Sept. 30, 2025. The increase was primarily from higher operating cash flows, partially offset by higher net capital expenditures.
Investing cash flows included net cash outflows of $380.5 million related to acquisitions completed during the nine months ended Sept. 30, 2026.

Forecast for 2026
Because of the strong results for the first three quarters of the year and the acquisitions completed during 2026, Everus is raising its guidance and now expects:
•Revenues to be in the range of $5.0 billion to $5.1 billion, updated from $4.5 billion to $4.7 billion.
•EBITDA to be in the range of $485 million to $495 million, updated from $410 million to $425 million.
Everus still expects gross capital expenditures to be in the range of $90 million to $100 million, representing between 1.8% to 2.0% of forecasted revenues.
Non-GAAP Financial Measures
Throughout this news release, Everus presents financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), as well as non-GAAP financial measures, including organic revenues, organic revenue growth, EBITDA, EBITDA margin, net debt, net leverage and free cash flow, and, in some cases, applicable measures by segment. The use of these non-GAAP financial measures should not be construed as alternatives to revenues, revenue growth, net income, net income margin, total debt, gross leverage and cash provided by (used in) operating activities. Everus believes the use of these non-GAAP financial measures is beneficial in evaluating the company's financial performance. Please refer to the Non-GAAP Financial Measures sections contained in this news release for additional information.
Conference Call
Management will discuss Everus' third quarter 2026 results on a webcast at 11 a.m. EST Nov. 4. The webcast and accompanying presentation materials can be accessed at investors.everus.com by selecting “Events & Presentations” and “Everus Q3 Earnings Call.” The webcast also can be directly accessed at https://events.q4inc.com/attendee/314470934. After the conclusion of the webcast, a replay will be available at the same location.
About Everus Construction Group
Everus Construction Group, Inc., a member of the S&P SmallCap 600® index, is Building America's Future® by providing a full spectrum of construction services through its electrical and mechanical, and transmission and distribution specialty contracting services across the United States. These specialty contracting services are provided to commercial, industrial, institutional, renewables, service, transportation, utility and other customers. Its E&M contracting services include construction and maintenance of electrical and communication wiring and infrastructure, fire suppression systems, and mechanical piping and services. Its T&D contracting services include construction and maintenance of overhead and underground electrical, gas and communication infrastructure, as well as the manufacture and distribution of transmission line construction equipment. For more information about Everus, visit everus.com or email investors@everus.com.
Forward-Looking Statements
Information in this news release includes certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “estimate,” “could,” “should,” “would,” “intend,” “may,” “plan,” “predict,” “seek,” “anticipate,” “project” and similar expressions generally identify forward-looking statements. The forward-looking statements in this news release, including statements about the company's future performance, financial guidance, long-term targets and statements made by the CEO, are expressed in good faith and are believed by the company to have a reasonable basis. This news release highlights key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s segments. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements.” Although the company believes that its expectations are based on reasonable assumptions as of the date they are made, there is no assurance that the company’s projections, including estimates for growth, shareholder value creation and financial guidance, will be achieved. Readers are encouraged to refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A. Risk Factors in the company's most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake any obligation to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.

Media Contact
Laura Lueder, director of communications, 701-221-6444
Investor Contact
Paul Bartolai, Vallum Advisors, Paul.Bartolai@everus.com

Everus Construction Group, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
	(In thousands, except per share amounts)
Operating revenues	$1,384,229	$986,820	$3,652,729	$2,734,915
Cost of sales	1,179,234	862,598	3,134,082	2,398,331
Gross profit	204,995	124,222	518,647	336,584
Selling, general and administrative expenses	80,701	51,841	204,898	140,712
Increase in fair value of contingent consideration	1,888	—	1,888	—
Operating income	122,406	72,381	311,861	195,872
Interest income	2,212	1,369	5,863	2,858
Interest expense	6,134	5,441	15,381	16,437
Other income, net	193	3,745	2,249	6,220
Income before income taxes and income from equity method investments	118,677	72,054	304,592	188,513
Income taxes	29,394	20,617	79,047	53,598
Income from equity method investments	2,633	5,540	8,577	11,577
Net income	$91,916	$56,977	$234,122	$146,492

Earnings per share:
Basic	$1.80	$1.12	$4.58	$2.87
Diluted	$1.79	$1.11	$4.57	$2.87
Weighted average common shares outstanding:
Basic	51,100	51,048	51,090	51,044
Diluted	51,239	51,137	51,216	51,107

Everus Construction Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2026	December 31, 2025
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$264,191	$170,500
Receivables, net of allowance for credit losses of $3,726 and $5,282, respectively	1,071,181	769,828
Contract assets	325,588	255,767
Inventories, net	64,580	45,271
Prepaid expenses	14,884	38,161
Other current assets	23,144	16,854
Total current assets	1,763,568	1,296,381
Noncurrent assets:
Investments	23,045	27,082
Property, plant and equipment, net of accumulated depreciation of $194,952 and $174,914, respectively	200,008	168,498
Operating lease right-of-use assets	134,361	88,705
Goodwill	372,562	143,224
Other intangible assets, net of accumulated amortization of $8,889 as of September 30, 2026	207,671	—
Other noncurrent assets	5,129	4,841
Total noncurrent assets	942,776	432,350
Total assets	$2,706,344	$1,728,731
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$23,875	$15,000
Accounts payable	291,466	226,264
Contract liabilities, net	521,558	305,111
Taxes payable	36,030	6,483
Accrued compensation	149,193	86,960
Accrued payroll-related liabilities	57,086	47,189
Current portion of operating lease liabilities	36,135	33,905
Other accrued liabilities	35,880	15,278
Total current liabilities	1,151,223	736,190
Noncurrent liabilities:
Long-term debt, net of unamortized issuance costs	542,470	266,549
Deferred income taxes	20,237	14,869
Operating lease liabilities	100,858	56,634
Other noncurrent liabilities	27,061	24,671
Total noncurrent liabilities	690,626	362,723
Total liabilities	$1,841,849	$1,098,913
Commitments and contingent liabilities
Stockholders' equity:
Preferred stock, 10,000,000 shares authorized, $0.01 par value, none issued and outstanding	$—	$—
Common stock, 300,000,000 shares authorized, $0.01 par value, 51,064,160 and 51,006,719 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	511	510
Additional paid-in capital	147,781	143,566
Retained earnings	719,864	485,742
Accumulated other comprehensive loss	(3,661)	—
Total stockholders' equity	864,495	629,818
Total liabilities and stockholders' equity	$2,706,344	$1,728,731

Everus Construction Group, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2026	2025
	(In thousands)
Operating activities:
Net income	$234,122	$146,492
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,202	21,193
Amortization of intangible assets	8,889	116
Deferred income taxes	(4,688)	3,911
Provision for credit losses, net of reversals	484	(1,511)
Amortization of debt issuance costs	1,347	1,182
Stock-based compensation costs	7,662	4,788
Net unrealized gains on investments	(494)	(566)
Gain on sale of assets	(4,208)	(5,147)
Changes in the fair value of contingent consideration	1,888	—
Equity in earnings of unconsolidated affiliates, net of distributions	7,464	(4,091)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(249,554)	(152,196)
Contract assets	(40,523)	(83,428)
Inventories, net	(13,547)	(4,207)
Other current assets	20,599	6,335
Accounts payable	55,362	75,076
Contract liabilities, net	141,255	62,528
Other current liabilities	70,275	36,342
Other noncurrent changes	4,761	1,823
Net cash provided by operating activities	267,296	108,640
Investing activities:
Capital expenditures	(53,433)	(42,119)
Net proceeds from sale or disposition of property, plant and equipment	7,351	8,269
Acquisitions, net of cash acquired	(380,509)	—
Proceeds from insurance contracts	—	2,174
Investments	(2,933)	(1,971)
Net cash used in investing activities	(429,524)	(33,647)
Financing activities:
Issuance of long-term debt	477,500	—
Repayments of long-term debt	(290,969)	(11,250)
Repayment of long-term debt assumed through acquisition	(22,264)
Debt issuance costs	(4,123)	—
Proceeds under the credit facility	100,000	—
Tax withholding on stock-based compensation	(2,971)	(588)
Net cash provided by (used in) financing activities	257,173	(11,838)
Effect of foreign currency translation adjustments on cash, cash equivalents and restricted cash	(1,254)	—
Increase in cash, cash equivalents and restricted cash	93,691	63,155
Cash, cash equivalents and restricted cash - beginning of period	170,500	86,012
Cash, cash equivalents and restricted cash - end of period	$264,191	$149,167

Everus Construction Group, Inc.
Segment and Other Financial Information
(Unaudited)
Revenues
The following table sets forth segment revenues for the periods indicated, as well as the percentage change from the prior period:

	Three months ended September 30,			Nine months ended September 30,
	September 30,			September 30,
	2026	2025	% Change	2026	2025	% Change
	(In millions, except percentages)
Operating revenues:
E&M	$1,135.7	$767.3	48.0%	$2,981.2	$2,129.1	40.0%
T&D	255.6	223.4	14.4%	687.4	620.8	10.7%
Eliminations	(7.1)	(3.9)	82.1%	(15.9)	(15.0)	6.0%
Total operating revenues	$1,384.2	$986.8	40.3%	$3,652.7	$2,734.9	33.6%
Backlog
Backlog is a common measurement in the construction services industry. Everus' determination of backlog can include projects that have a written award, a letter of intent, a notice to proceed, an agreed-upon work order to perform work on mutually accepted terms, and conditions and change orders or claims to the extent management believes additional contract revenues will be earned and are deemed probable of collection. Contracts are subject to delays, defaults or cancellations; changes in scope of services to be provided; and adjustments to costs. Backlog also may be affected by project delays or cancellations resulting from weather conditions, external market factors and economic factors beyond Everus' control, among other things. Accordingly, there is no assurance that backlog will be realized. For the periods presented in the following backlog table, Everus did not experience any material impacts related to delays or cancellations of planned projects included in backlog. The timing of contract awards, including contracts awarded pursuant to master service agreements, duration of large new contracts and the mix of services, can significantly affect backlog. Backlog at any given point in time may not accurately represent revenue or net income realized in any period, and backlog as of the end of the year may not be indicative of revenue or net income expected to be realized in the following year. Backlog should not be relied upon as a stand-alone indicator of future results.
The following table provides estimated backlog as of the dates indicated:

	September 30, 2026	December 31, 2025	September 30, 2025
	(In millions)
E&M	$5,111.4	$2,843.8	$2,570.4
T&D	371.3	384.5	375.8
Total	$5,482.7	$3,228.3	$2,946.2

Everus Construction Group, Inc.
Non-GAAP Financial Measures
(Unaudited)
In addition to information prepared in accordance with GAAP, the company evaluates revenue and operating performance using the non-GAAP financial measures of organic revenue, organic revenue growth, EBITDA, EBITDA margin, net debt, net leverage and, in some cases, applicable measures by segment, and evaluates its liquidity using the non-GAAP financial measure of free cash flow. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as substitutes for an analysis of the company's results as reported under GAAP. Because of these limitations, organic revenue, organic revenue growth, EBITDA, EBITDA margin, net debt, net leverage and free cash flow should not be considered as replacements for revenue, revenue growth, net income, net income margin, total debt, gross leverage and cash provided by (used in) operating activities, the most comparable GAAP measures, respectively. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare them with other companies’ measures of organic revenue, organic revenue growth, EBITDA, EBITDA margin, net debt, net leverage and free cash flow having the same or similar names.
Organic Revenues and Organic Revenue Growth
Everus uses organic revenues and organic revenue growth to measure its revenue performance on a consistent basis compared to prior periods. The company believes these non-GAAP financial measures, in addition to the corresponding GAAP measures of revenues and revenue growth, are useful to investors as they provide a basis for consistently comparing revenues and revenue growth with prior periods and peer companies. Organic revenues are defined as revenues, excluding the impacts of acquisitions and divestitures in the past 12 months. Organic revenue growth is calculated by dividing the difference between current-year organic revenues and prior-year organic revenues by prior-year organic revenues.
The following table reconciles revenues to organic revenues and provides organic revenue growth on a consolidated basis and by segment.

	Three months ended September 30,			Nine months ended September 30,
	2026	2025	% Change	2026	2025	% Change
Consolidated:	(In millions, except percentages)
Total operating revenues	$1,384.2	$986.8	40.3%	$3,652.7	$2,734.9	33.6%
Acquisitions	(43.7)	—	NM	(77.1)	—	NM
Organic revenues	$1,340.5	$986.8	35.8%	$3,575.6	$2,734.9	30.7%

E&M:
E&M segment revenues	$1,135.7	$767.3	48.0%	$2,981.2	$2,129.1	40.0%
Acquisitions	(43.7)	—	NM	(77.1)	—	NM
E&M organic segment revenues	$1,092.0	$767.3	42.3%	$2,904.1	$2,129.1	36.4%

T&D:
T&D segment revenues	$255.6	$223.4	14.4%	$687.4	$620.8	10.7%
T&D organic segment revenues	$255.6	$223.4	14.4%	$687.4	$620.8	10.7%
NM - Not Meaningful
EBITDA and EBITDA Margin
Everus utilizes EBITDA and EBITDA margin to consistently assess its operating performance and as a basis for strategic planning and forecasting since the company believes EBITDA closely correlates to long-term enterprise value. Everus believes that measuring performance on an EBITDA basis is useful to investors because it enables a more consistent evaluation of its period-to-period operational performance. Everus also believes these non-GAAP financial measures, in addition to the corresponding GAAP measures of net income and net income margin, are useful to investors and provide meaningful information about operational efficiency by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. Investors also may use EBITDA to calculate leverage as a multiple of EBITDA. Management uses EBITDA and EBITDA margin, in addition to GAAP metrics, to evaluate the company's operating results, calculate compensation packages and determine leverage as a multiple of EBITDA to establish the appropriate funding of operations.
EBITDA is calculated by adding back interest expense, net of interest income, income taxes, and depreciation and amortization to net income. EBITDA margin is calculated by dividing EBITDA by operating revenues.

The following table reconciles net income to EBITDA and provides the calculation of EBITDA margin.

	Three months ended September 30,			Nine months ended September 30,
	2026	2025	% Change	2026	2025	% Change
	(In millions, except percentages)
Net income	$91.9	$57.0	61.2%	$234.1	$146.5	59.8%
Interest expense, net	3.9	4.1	(4.9)%	9.5	13.6	(30.1)%
Income taxes	29.3	20.6	42.2%	79.0	53.6	47.4%
Depreciation and amortization	15.1	7.3	NM	35.1	21.3	64.8%
EBITDA	$140.2	$89.0	57.5%	$357.7	$235.0	52.2%

Total operating revenues	$1,384.2	$986.8	40.3%	$3,652.7	$2,734.9	33.6%
Net income margin	6.6%	5.8%		6.4%	5.4%
EBITDA margin	10.1%	9.0%		9.8%	8.6%
NM - Not Meaningful
The following tables reconcile net income to EBITDA by segment.

	Three months ended September 30, 2026				Nine months ended September 30, 2026
	E&M	T&D	Corporate and Other	Total	E&M	T&D	Corporate and Other	Total
	(In millions)
Net income	$88.2	$23.0	$(19.3)	$91.9	$225.5	$57.1	$(48.5)	$234.1
Interest expense, net	(3.3)	0.6	6.6	3.9	(7.8)	1.8	15.5	9.5
Income taxes	26.9	7.6	(5.2)	29.3	72.0	18.8	(11.8)	79.0
Depreciation and amortization	8.0	7.1	—	15.1	14.7	20.5	(0.1)	35.1
EBITDA	$119.8	$38.3	$(17.9)	$140.2	$304.4	$98.2	$(44.9)	$357.7

	Three months ended September 30, 2025				Nine months ended September 30, 2025
	E&M	T&D	Corporate and Other	Total	E&M	T&D	Corporate and Other	Total
	(In millions)
Net income	$50.9	$20.3	$(14.2)	$57.0	$134.8	$48.6	$(36.9)	$146.5
Interest expense, net	(2.4)	0.9	5.6	4.1	(5.7)	2.6	16.7	13.6
Income taxes	17.1	6.6	(3.1)	20.6	46.8	15.9	(9.1)	53.6
Depreciation and amortization	1.3	6.0	—	7.3	4.2	17.2	(0.1)	21.3
EBITDA	$66.9	$33.8	$(11.7)	$89.0	$180.1	$84.3	$(29.4)	$235.0

The following table provides EBITDA and the calculation of EBITDA margin by segment.

	Three months ended September 30,			Nine months ended September 30,
	2026	2025	% Change	2026	2025	% Change
	(In millions, except percentages)
Operating revenues:
E&M	$1,135.7	$767.3	48.0%	$2,981.2	$2,129.1	40.0%
T&D	255.6	223.4	14.4%	687.4	620.8	10.7%
Eliminations	(7.1)	(3.9)	82.1%	(15.9)	(15.0)	6.0%
Total operating revenues	$1,384.2	$986.8	40.3%	$3,652.7	$2,734.9	33.6%

Net income:
E&M	$88.2	$50.9	73.3%	$225.5	$134.8	67.3%
T&D	23.0	20.3	13.3%	57.1	48.6	17.5%
Corporate and Other	(19.3)	(14.2)	(35.9)%	(48.5)	(36.9)	(31.4)%
Total net income	$91.9	$57.0	61.2%	$234.1	$146.5	59.8%

EBITDA:
E&M	$119.8	$66.9	79.1%	$304.4	$180.1	69.0%
T&D	38.3	33.8	13.3%	98.2	84.3	16.5%
Corporate and Other	(17.9)	(11.7)	(53.0)%	(44.9)	(29.4)	(52.7)%
Total EBITDA	$140.2	$89.0	57.5%	$357.7	$235.0	52.2%

Net income margin:
E&M	7.8%	6.6%		7.6%	6.3%
T&D	9.0%	9.1%		8.3%	7.8%
Total net income margin	6.6%	5.8%		6.4%	5.4%

EBITDA margin:
E&M	10.5%	8.7%		10.2%	8.5%
T&D	15.0%	15.1%		14.3%	13.6%
Total EBITDA margin	10.1%	9.0%		9.8%	8.6%
Net Debt and Net Leverage
Everus uses net debt and net leverage as measures of assessing its borrowing capacity and achieving its optimal capital structure. The company believes these non-GAAP financial measures, in addition to the corresponding GAAP measures of total debt and gross leverage, are useful to investors because they provide insight into how long it would take the company to pay back its debt if net debt and EBITDA were constant.
Net debt is calculated by adding unamortized debt issuance costs to the total debt balance on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing 12-month EBITDA.
The following table provides the reconciliations of trailing 12-month EBITDA as of Sept. 30, 2026, and Dec. 31, 2025.

	Twelve months ended September 30, 2026	Nine months ended September 30, 2026	Twelve months ended December 31, 2025	Nine months ended September 30, 2025
	(In millions)
Net income	$289.4	$234.1	$201.8	$146.5
Interest expense, net	12.8	9.5	16.9	13.6
Income taxes	97.7	79.0	72.3	53.6
Depreciation and amortization	42.6	35.1	28.8	21.3
EBITDA	$442.5	$357.7	$319.8	$235.0

The following table provides the reconciliations of net leverage as of Sept. 30, 2026, and Dec. 31, 2025.

	September 30, 2026	December 31, 2025
	(In millions, except net leverage)
Current portion of long-term debt	$23.9	$15.0
Long-term debt	542.4	266.5
Total debt	566.3	281.5
Add: Unamortized debt issuance costs	5.2	3.5
Total gross debt	571.5	285.0
Less: cash and cash equivalents, excluding restricted cash	(244.8)	(152.7)
Total net debt	$326.7	$132.3
Trailing 12-month EBITDA for the periods indicated	$442.5	$319.8
Net leverage	0.7x	0.4x
Free Cash Flow
Everus uses free cash flow as a measure of liquidity that indicates how much cash the company can produce after taking cash outflows from operations and assets into consideration. The company believes this non-GAAP financial measure, in addition to the corresponding GAAP measure of cash provided by (used in) operating activities, is useful to investors because it provides meaningful information about the company’s financial health and ability to generate cash, support additional debt obligations, pay potential future dividends and fund growth. Free cash flow does not represent residual cash flow available for discretionary purposes.
Free cash flow is defined as net cash provided by (used in) operating activities less net capital expenditures.
The following table provides reconciliations of cash provided by operating activities to free cash flow.

	Nine months ended September 30,
	2026	2025
	(In millions)
Net cash used in investing activities	$(429.5)	$(33.6)
Net cash provided by (used in) financing activities	$257.2	$(11.8)

Net cash provided by operating activities	$267.3	$108.6
Capital expenditures	(53.4)	(42.1)
Net proceeds from sale or disposition of property, plant and equipment	7.3	8.3
Free cash flow	$221.2	$74.8
Non-GAAP Financial Guidance
Everus has completed the preliminary purchase price allocations for the SE&M and Epsilon acquisitions, but these amounts are dependent upon, among other things, finalizing the fair values of acquired tangible and intangible assets and valuation of tax liabilities, which are inherently uncertain and subject to material change as Everus completes its valuation work during the measurement period. Everus is still gathering the necessary information for these disclosures. Therefore, Everus is unable to provide a reconciliation of its forward-looking non-GAAP financial guidance relating to full-year 2026 EBITDA without unreasonable efforts.